MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING "MOU", made this 23 day of October, 1999 by and between SE Asia Capital Co. Ltd. also known as "SEA" (First Party) with an operating address at 777 West Broadway, Unit 1108, Vancouver, British Columbia Canada V5Z 4J7 and Consortium Securities LTD. also known as "Broker" (Second Party) with an operating address of 8, Sant Nagar, East of Kilash New Dehli 110065 India.

WHEREAS:

1) SEA is desirous to establish an operational relationship with Brokerage Firm(s) in connection to the Business Plan Summary hereby attached (see Exhibit A). SEA hereby covenants and agrees that:

(a) SEA shall set up a World Wide Web to attract investors from the Internet community, which includes international and domestic investors.

(b) SEA shall be responsible for system start up of the World Wide Web, software development accounting, and web management of the Internet site.

(c) SEA shall bear the cost of developing a "translator". The translator is a software program that will transmit and deliver the investors buy or sell orders to the designated brokerage house.

(d) SEA shall be responsible for all marketing expenditures. The marketing campaign will be to promote and market its services globally in order to generate new investors or clients.

(e) SEA shall appoint no more than two (2) brokers in each country it is establishing an opeational relationship.

(f) SEA shall design a membership database to monitor all investors that have registered in the respective web site.

(g) SEA shall serve as a conduit to those potential investors and Broker(s). SEA will gather all the requisite information, and thereby funnel the Investor's account data to a Brokerage house of investors' own selection in order to open an account.

(h) SEA shall set up Customer Support Centers to assist those international investors' in setting up accounts with their respective brokers.

2) The Broker to this Memorandum of Understanding hereby covenants and agrees to the following:

(a) The Broker will cooperate with SEA's technical department to implement the "translator" so that each investors' portfolio and transaction derived from SEA's web can be tracked, monitored and recorded.

(b) The Broker will maintain an accurate accounting for each transaction derived from SEA's web site and compensate SEA the corresponding amounts to be agreed in the formal agreement (Co-Marketing Agreement).

(c) The Broker will cooperate, and work collectively with SEA's customer service department to assist potential investors' in opening accounts & future customer related services.

(d) The Broker will execute all transactions in accordance to the local regulation and by-laws governed by their respective jurisdiction.

(e) The Broker will administer the same degree of attention, service, and expertise to all accounts, whether it is an account directed from SEA's web or an account recruited from the Brokers' individual efforts.

(f) The Broker will be responsible for all (if any) investor inquiries relating to investment opportunities in their respective regions.

(g) The Broker has the option to communicate with the investors directly to solicit information; to provide customer service; or promote other Broker services available. However, the Broker undertakes that all transactions must take place using the original account that was established from SEA's referral, thus entitling SEA a percentage of payment as stated in this MOU.

(h) The Broker must have the internal trading software fully operational.

(i) Rights to display the companies (or affiliate) commercially recognized logo on SEA Web.

(j) Without conflicting with any securities rules, the Broker would provide certain market data free of charge to SEA such as company news releases, market orders, bids & asks, local indices and historical data.

3) SEA and the Broker hereby mutually covenant and agree to the following:

4) SEA and the Broker mutually agrees that the Broker will reimburse SEA a fixed internet portal Maintendance Fee ("Maintenance Fee") to defray some of the ongoing expenses SEA will incur for maintaining the web-site.

5) The Maintenance Fee shall be approximately $8 USD per transaction, or 40% of the fee charged by the Broker to the investor wherever is lower subject to final negotiation to be incorporated into the formal agreement. A lesser fee shall apply for order of lower value. A price matrix shall be discussed and established in the formal agreement.

6) SEA will not provide any kind of investment related advice to the potential or establish investor in any shape, size or form. SEA's role is strictly an internet portal service providing convenience and technology to potential investors who has interest to invest in a market or stock of their own selection.

7) After the Broker has confirmed receipt of the investor's order, the Broker will be responsible for all securities transaction, and any dispute that may arise with the investor must be settled at the expense of the Broker. SEA does not bear any responsibility, knowledge, or license in handling or dealing with securities. The Broker must acquire all the requisite licenses, and comply with their respective securities regulations.

8) All terms and conditions set out in this Memorandum of Understanding and any future agreements will conform to all local law and stock exchange policies. The Broker will seek advice from its legal counsel and local authorities for approval of the formal agreement. In the event of any contradicting term(s) from this agreement with local law, the home law will take precedent of this agreement. In the event of policy disagreement, the parties will assist each other to resolve those variant terms. If the parties are unable to reach a resolution, this Memorandum of Understanding and all other agreement will immediately become null and void.

9) Time: Time is of the essence of this Memorandum of Understanding. This Memorandum of Understanding must be executed and returned to SEA within 7 days of its receipt. If both parties on or before 30 October 1999 do not execute this Memorandum of Understanding, this Memorandum of Understanding shall be null and void.

10) Formal Agreement: Upon execution of this MOU, SEA will proceed to prepare a formal agreement outlining all other financial and business terms and conditions in detail, subject to the approval of the respective parties legal counsel. Upon approval, the parties shall execute the formal agreement.

11) Terms and Conditions: The terms and conditions of this MOU will form an integral part of the formal agreement. The formal agreement will be valid for a period of five (5) years from date of execution.

12) Non-Compete: SEA's business model is to advertise and maintain an Internet portal business, and to incorporate a number of different securities brokers from the Asia region to providing a convenient conduit to investors around the globe. The Broker agrees not to directly or indirectly compete with business of SEA using the same business model. The term 'not compete' shall mean manage, operate, or consult in a business substantially similar with the business model of SEA.

13) Non Disclosure and Confidentiality. Any information furnished orally, in written for, by electronic means or by any other means which was identified by SEA as confidential, shall be treated as Confidential information and must not be disclosed to third parties who are not privy to this Memorandum of Understanding.

14) No Publicity: The Broker agreed not to disclose its participation in this undertaking, the existence or terms and conditions of the Memorandum of Understanding, until a formal agreement has been executed.

15) No Assignment: The Broker may not assign this Memorandum of Understanding or any interest herein without SEA's express prior written consent.

16) Representation and Warranties: The representations and warranties set forth in this Memorandum of Understanding, and the annexed Business Plan shall be continuing with the same force and effect throughout the discussion stages until a formal agreement has been executed.

This Memorandum of Understanding shall be binding upon the aforementioned parties, successors, or assigns.

Executed this day 23 of October, 1999.

First Party;

SE Asia Capital Corp.
By: /s/ Prithep Sosothikuh
Name: Prithep Sosothikuh
Title: Director

Second Party (Broker):

Consortium Securities
By: /s/ T. Skacha
Name: T/ Skacha
Title: Director